EXHIBIT 99.1
1550 Peachtree Street, N.W. Atlanta, Georgia 30309

DRAFT #2
Contact Information:
Jeff Dodge	Tim Klein
Investor Relations	Media Relations
(404) 885-8300	(404) 885-8555
jeff.dodge@equifax.com	mailto:tim.klein@equifax.com

Equifax Board of Directors Declares Quarterly Dividend;
Authorizes Additional $150-Million Stock Repurchase Program

ATLANTA, GA, May 7, 2010 -- Equifax Inc. (NYSE: EFX) today announced that the Board of Directors has declared a quarterly dividend of $0.04 per share, payable on June 15, 2010, to shareholders of record at the close of business on May 25, 2010.  Equifax has paid cash dividends for 96 consecutive years.

Equifax also announced that the Board of Directors has authorized the repurchase of up to an additional $150 million of the company’s common stock.  Stock repurchases under this program may be made through open-market and privately negotiated transactions at times and in such amounts as management deems appropriate.  The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

“Equifax continues to drive shareholder value through organic growth and investment in key strategic initiatives while maintaining a strong balance sheet and repurchasing shares in the open market,” said Richard F. Smith, Equifax Chairman and CEO. “The Board's decision to expand the authorization level for share repurchases underscores the confidence they have in the future of Equifax.”

About Equifax (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

With a strong heritage of innovation and leadership, Equifax continuously delivers innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, and much more.  We empower individual consumers to manage their personal credit information, protect their identity, and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. operates in the U.S. and 14 other countries throughout North America, Latin America, Europe and Asia. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.